Exhibit 99

SIMEX TECHNOLOGIES, INC. AND COLLEGE

TONIGHT, INC., A SOCIAL NETWORKING

COMPANY, ENTER INTO DEFINITIVE AGREEMENT

Friday, October 16, 2007 (Atlanta Georgia) – Simex Technologies, Inc. (OTC:SMXT) announced that it entered into an Agreement and Plan of Merger on October 12, 2007 with College Tonight, Inc. (CT), located in Los Angeles, CA, pursuant to a letter of intent entered into by Simex and CT in August 2007.  Simex expects all conditions to be satisfied for a closing by October 31, 2007.

Kjell Jagelid CEO of SMXT said “With this merger our company enters a new and exciting phase for our shareholders. College Tonight is a Social Networking company emphasizing features such as mobility, security and privacy.”  Mr. Jagelid referred investors to CT’s website, www.collegetonight.com (investor relations section), and its press release dated September 27, 2007 that describes CT’s business and its status, which is reprinted below:

COLLEGE TONIGHT, INC. LAUNCHES LARGEST COLLEGIATE SOCIAL NETWORKING BLITZ IN HISTORY

Website’s ‘Disorientation Tour’ Will Reach

Over Two Million Students This Academic Year

Thursday, September 27, 2007 (Los Angeles, Calif.) -- College Tonight, Inc. has officially launched its new website, www.collegetonight.com, a cutting-edge online social network structured exclusively for college students. The next step in the natural evolution of social networking, College Tonight will show young adults what social networking should have evolved into by 2007.

College Tonight’s motto “Get on, Get Up, Get Out” will be the key message behind the site’s “Disorientation Tour,” a national campus tour consisting of 52 promotional events targeting 116 campuses around the country over the next 9 months.  These nightlife events will mark the culmination of week-long promotions held locally at individual campuses, with neighboring student populations merging for the ultimate college party experience.

The network’s distinct model fosters real-life socialization among its users through the direct promotion of campus-related club events, parties, music performances and sporting events. The company works closely with corporate sponsors on events at campuses nationwide, and generates support through advertisers, client subscriptions and product placement. College Tonight takes college students from interfacing online to face-to-face interaction.  Rather than relegating students to the sedentary lifestyle of most currently anti-social networks, College Tonight will promote actual social interactivity amongst the trendsetters and the tastemakers of the collegiate demographic.

Members will have both unprecedented mobility and privacy as they create their online network or ‘Entourage’ of friends and explore the social opportunities within their campus and beyond in

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their broader communities.  The site provides an online forum for students to exchange information on social activities happening offline, serving as a catalyst for real-life relationships and interaction among users.

Zachary Suchin, President and CEO of College Tonight, Inc. commented, “College Tonight is rooted in the philosophy that students want to interact with other students, not just with their computers. College students are very active and want to remain connected throughout their already busy schedules.  The utility of College Tonight is anchored on the physical computer, but its functionality extends far beyond.”

College Tonight’s unique mobile component allows users to receive mobile alerts and messages specific to their needs and interests.  Members are able to receive the latest news on events at a particular venue, receive notification when people in their network attend a certain event, or communicate with other College Tonight users through an extremely innovative methodology.

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Material terms and conditions of the merger include:

·       CT will merge with and into Simex CT Acquisition Corp., a wholly-owned subsidiary of Simex, and thereby become a wholly-owned subsidiary of Simex;

·       Simex will issue 2,412,800 shares of a newly-created Series A Convertible Preferred Stock in exchange for all of the issued and outstanding shares of CT;

·       Prior to the merger, Simex must have settled all outstanding payables and notes, and caused certain outstanding notes to convert into common stock;

·       Prior to the merger, Simex must have obtained the cancellation of 18,645,000 shares of its common stock;

·       Prior to the merger, Simex must have filed all periodic reports required by Sections 13 or 15 of the Securities Exchange Act to bring Simex current on its reporting obligations;

·       Prior to the merger, Simex must have raised at least $850,000 in a private offering to accredited investors;

·       As soon as practical after the merger, Simex will hold a shareholders’ meeting to approve a one for four reverse stock split, an increase of its authorized shares of common stock to 100,000,000, and a change of its name to “College Tonight, Inc.;”

·       Immediately after the one for four reverse split, each share of Series A Convertible Preferred Stock will automatically convert into 10 shares of

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Simex common stock, resulting in the issuance of 24,128,000 additional shares of common stock.

Safe Harbor for Forward-Looking Statements

Information in this release regarding Simex or CT’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Simex or CT as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.

Contact Information:

Warren Traver, Vice President

of Simex Technologies, Inc.

404-236-0134

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